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                                                                     EXHIBIT 1.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            KMART HOLDING CORPORATION

         Kmart Holding Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

         1. That the name of the corporation and the name under which it was originally incorporated is "Kmart Holding Corporation";

         2. That the corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2003;

         3. That, pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendment herein set forth has been duly adopted by the Board of Directors and the sole stockholder of Kmart Holding Corporation;

         4. That this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; and

         5. That the text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                    ARTICLE I

            The name of the corporation is Kmart Holding Corporation (the "Corporation").

                                   ARTICLE II

            The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III

            The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "GCL").

                                   ARTICLE IV

            The total authorized capital stock is 500,000,000 shares of Common Stock, par value $.01 per share (hereinafter called the "Common Stock"), and 20,000,000 shares of

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Preferred Stock, par value $.01 per share, issuable in series (hereinafter called the "Preferred Stock").

            Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue nonvoting equity securities on or prior to the second anniversary of the Corporation's emergence from protection under Chapter 11 of the Bankruptcy Code. This prohibition on the issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. Section 1123(a)(6)).

         A statement of all or any of the designations and the powers, privileges and rights and the qualifications, limitations or restrictions of the Common Stock and the Preferred Stock of the Corporation is as follows:

         A. COMMON STOCK

         1. Dividends. The holders of Common Stock shall be entitled to receive when and as declared by the Board of Directors, out of the assets of the Corporation which by law are available therefor, dividends payable either in cash, in property or in Common Stock. No dividends (other than dividends payable in Common Stock) shall be paid on Common Stock if cash dividends in full on all outstanding Preferred Stock to which the holders thereof are entitled shall not have been paid or declared and set apart for payment or any sinking fund for the Preferred Stock is in arrears.

         2. Voting Rights. At every meeting of stockholders, the holders of Common Stock shall have the right with the holders of Preferred Stock (to the extent such holders of Preferred Stock are entitled to vote) to vote in the election of directors and upon each other matter coming before any meeting of the stockholders on the basis of one vote for each share of Common Stock held. Subject to the provisions of paragraphs 2 and 4 of Section B below and except as otherwise provided by law, the holders of Common Stock and the holders of Preferred Stock (to the extent such holders of Preferred Stock are entitled to vote) shall vote together as one class.

         3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Common Stock shall be entitled, after payment or provisions for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining net assets of the Corporation.

         4. Preemptive Rights. The holders of shares of Common Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Corporation.

         B. PREFERRED STOCK

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         1.       Authorization. The Corporation shall not issue Preferred Stock prior to the date that is six months from the effective date of the First Amended Joint Plan of Reorganization of Kmart Corporation and its Affiliated Debtors and Debtors in Possession, dated as of February 25, 2003, as confirmed by the United States Bankruptcy Court for the Northern District of Illinois (the "Plan"). The Corporation shall not issue Preferred Stock unless such issuance is approved by the affirmative vote of 66-2/3% of the directors then in office.

         2. Issuance of Preferred Stock in Series. The Board of Directors shall have authority to divide and issue shares of Preferred Stock into series and, within the limitations set forth in the Corporation's Amended and Restated Certificate of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. Each series of Preferred Stock shall be designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series of Preferred Stock and other classes of stock of the Corporation. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof: (a) the rate of dividend, the extent of further participation in dividend distributions, if any, and the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class; (b) the price and the terms and conditions on which the shares are redeemable; (c) the amount payable upon shares in event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares are convertible; (f) except as provided in paragraph 3 below, the circumstances under which shares are entitled to vote; and (g) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

                  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

         3. Dividends. The holders of Preferred Stock of each series shall be entitled to receive out of any funds legally available therefor, when and as declared by the Board of Directors, dividends in such amount as may be fixed by the Board of Directors in accordance with the resolution adopted providing for the issue of such series before any dividend (other than dividends payable in Common Stock) shall be paid on the Common Stock

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                  or other stock ranking junior to the applicable series of
                  Preferred Stock. Such dividends shall be cumulative from the date or dates fixed in the resolution adopted by the Board of Directors providing for the issue of such series.

                  Whenever dividends on a series of Preferred Stock shall be in arrears in an aggregate amount equivalent to six quarterly dividends on all shares of such series of Preferred Stock at the time outstanding, then and in such event the shares of all series of Preferred Stock in such arrears then outstanding, voting separately as a class, shall be entitled at each meeting of stockholders thereafter held for the election of directors to elect two of the total number of directors to be elected at such meeting.

                  Such right shall continue until such time as all accumulated dividends on all such series of Preferred Stock at the time outstanding have been paid or declared and set aside for payment. While holders of Preferred Stock voting as a class are entitled to elect two directors, they shall not be entitled to participate with the holders of Common Stock in the election of any other directors, if applicable. In the event any vacancy shall occur in the case of a director elected by holders of such series of Preferred Stock voting as a class (unless at the time such vacancy occurs all accumulated dividends on the Preferred Stock shall have been paid or declared and set aside for payment), a special meeting of the holders of shares of all applicable series of Preferred Stock shall be called promptly to fill any such vacancy. Such meeting shall be held within 40 days after such call at a place and upon notice as provided for the holding of meetings of stockholders, except that no such special meeting shall be required to be called if any such vacancy shall occur less than 90 days before the date fixed for the Annual Meeting of Stockholders. The directors elected by the class vote of holders of such series of Preferred Stock shall serve until the next Annual Meeting of Stockholders or until their successors shall be elected and shall qualify; provided, however, that whenever during the term of office of the directors so elected, all accumulated dividends shall have been paid or declared and set aside for payment, the term of office of such directors shall forthwith terminate.

         4. Preemptive Rights. The holders of shares of Preferred Stock shall have no preemptive right to subscribe for any additional shares of capital stock or other obligations convertible into shares of capital stock which may hereafter be issued by the Corporation.

                                    ARTICLE V

         The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three or more than fifteen directors, the exact number of directors to be determined from time to time by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors.

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         Members of the Board of Directors as of the effective date of the Plan shall be elected for a term initially ending with the Annual Meeting of Stockholders to be held in 2005 and thereafter for a term of one year.

         A director shall hold office until the next Annual Meeting of Stockholders after which he or she was elected and until his or her successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         In accordance with the terms of the Plan, at the effective time of the Plan, the Board of Directors shall consist of nine (9) members as determined and selected pursuant to the Plan.

         Following the effective date of the Plan, until the Annual Meeting of Stockholders of the Corporation held in 2005, any vacancy occurring on the Board of Directors (i) with respect to the member who is a member of senior management of the Corporation pursuant to the Plan, shall be filled by a person designated by a majority of the Board of Directors then in office, even if less than a quorum, (ii) with respect to a member originally selected to serve on the Board of Directors by ESL Investments, Inc. and Third Avenue Trust (collectively, the "Plan Investors") pursuant to the Plan, shall be filled by a person designated by the remaining directors selected by the Plan Investors prior to the effective date of the Plan, even if less than a quorum; (iii) with respect to a member originally selected to serve on the Board of Directors by the Unsecured Creditors' Committee pursuant to the Plan, shall be filled by a person designated by the remaining directors selected by the Unsecured Creditors' Committee prior to the effective date of the Plan, even if less than a quorum, and (iv) with respect to a member originally selected to serve on the Board of Directors by the Financial Institutions' Committee pursuant the Plan, shall be filled by a person designated by the remaining directors selected by the Financial Institutions' Committee prior to the effective date of the Plan, even if less than a quorum; provided that any person selected pursuant to clauses
(ii) through (iv) shall be reasonably satisfactory to the Corporation. Each replacement designated pursuant to this paragraph shall serve out the remainder of the applicable term of the director who is being replaced.

         Any vacancy on the Board of Directors which occurs after the Annual Meeting of Stockholders of the Corporation in 2005 through death, resignation, retirement, disqualification, removal or other cause, or resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, for a term of office continuing only until the next election of directors by the stockholders.

         Notwithstanding the foregoing, whenever the holders of any one or more classes of Preferred Stock or series thereof issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such

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directorship shall be governed by the terms of this Amended and Restated
Certificate of Incorporation applicable thereto.

                                   ARTICLE VI

         In furtherance of, and not in limitation of, the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that the By-Laws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto.

                                   ARTICLE VII

         A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she is serving or had served as a director or officer of the Corporation or, while serving as such director or officer, is serving or had served at the request of the Corporation as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans (hereinafter, an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be changed or amended (but, in the case of any such change or amendment, only to the extent that such change or amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by an indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that except as provided in paragraph B hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an "advancement of expenses"); provided, however, that, if the GCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a "final

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adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise.

         B. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under paragraph A of this Article VII is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover payments by the Corporation to recover an advancement of expenses pursuant to terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the GCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the action. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this
Article VII or otherwise shall be on the Corporation.

         C. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant rights to indemnification, and to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

         D. NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors, or otherwise.

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         E. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

         F. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists on the date hereof or may hereafter be amended.

         Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                  ARTICLE VIII

         Except as may be expressly provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII; provided, however, that any amendment or repeal of Article VII of this Amended and Restated Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE IX

         Section 203 of the GCL shall not be applicable to the Corporation.

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         IN WITNESS WHEREOF, the undersigned has executed this Amended and
Restated Certificate of Incorporation this ___ day of May, 2003.

                                                KMART HOLDING CORPORATION

                                                __________________________
                                                Name:
                                                Title: